UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2013

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 6, and 25, 2013, Otter Tail Corporation, a Minnesota corporation (the “Company”), purchased, in two separate transactions, $12,933,000 and $34,737,000, respectively, of its outstanding $100,000,000 9.000% Notes due December 15, 2016 (the “Notes”) issued pursuant to the indenture (for unsecured debt securities) dated as of November 1, 1997, as amended by a First Supplemental Indenture dated as of July 1, 2009. The purchased Notes (“Purchased Notes”) were subsequently retired and are no longer outstanding.

The price paid by the Company for the Purchased Notes was $59,404,489, which includes the principal amount of the Purchased Notes, plus accrued interest of $1,845,368 through the respective purchase dates and a negotiated premium of $9,889,121 (which is less than the premium the Company would have been required to pay to redeem them under the terms of the Notes). The Company used cash on hand to fund the purchase of the Purchased Notes. The amount of the debt retired as a result of these transactions is approximately equivalent to the amount of debt that was associated with the operating companies that the Company has divested over the last two years. The retirement of the Purchased Notes further strengthens the Company’s capital structure and reduces pre-tax interest expense by approximately $13 million over the remaining life of the Purchased Notes.

In connection with the retirement of the $47,670,000 in Purchased Notes, the Company is revising its 2013 earnings per share guidance range to reflect the charge to be incurred for the debt retirement premium and the remaining unamortized debt issuance expense related to the Purchased Notes.

Previous 2013 Earnings Per Share Guidance Range			Updated 2013 Earnings Per Share Guidance Range

	Low	High		Low	High
Electric	$1.02	$1.04	Electric	$1.02	$1.04
Manufacturing	$0.30	$0.33	Manufacturing	$0.30	$0.33
Construction	$0.03	$0.05	Construction	$0.03	$0.05
Plastics	$0.35	$0.37	Plastics	$0.35	$0.37
Corporate – Recurring Costs	($0.32)	($0.29)	Corporate – Recurring Costs	($0.32)	($0.29)
Subtotal	$1.38	$1.50	Subtotal	$1.38	$1.50
Corporate – Debt Retirement Costs	-	-	Corporate – Debt Retirement Costs	($0.17)	($0.17)
Total – Continuing Operations	$1.38	$1.50	Total – Continuing Operations	$1.21	$1.33

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: December 2, 2013

	By:	/s/ Kevin G. Moug
Kevin G. Moug Chief Financial Officer

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